Exhibit 99.1
Micrel Updates First Quarter 2011 Outlook
April 11, 2011

Contact: Ray Wallin
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA  95131
Phone:   (408) 944-0800
Press Release

MICREL UPDATES FIRST QUARTER 2011 OUTLOOK

First Quarter Earnings Release and Conference Call
Scheduled for April 21, 2011

San Jose, CA, April 11, 2011 — Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced that it has revised its revenue and earnings per diluted share outlook for the first quarter ended March 31, 2011.  Micrel now projects first quarter revenues will be in a range of minus 10% to minus 11%, compared with its previous guidance range, issued on January 27, 2011 of minus 2% to minus 6%.  The shortfall in revenue is primarily a result of lower than expected sales to a device manufacturer in Korea that makes wireless handsets and other consumer electronic devices.  This customer moderated product deliveries during the quarter to control inventory levels.  In addition, Micrel also experienced a reduction in overall demand in March related to disruptions in the worldwide electronics supply chain due to the earthquake and tsunami in Japan.  The Company also had a further inventory reduction by its sell-in (POP) channel partners as a result of the inventory over-build that took place in the last half of 2010. Based upon current demand estimates, the Company expects second quarter 2011 revenues to grow sequentially over first quarter 2011 revenues.

As a result of the revised first quarter revenue projections, first quarter earnings per diluted share are expected to be approximately $0.13 to $0.14, compared with the previous guidance range issued on January 27, 2011 of $0.17 to $0.19.  These revenue and earnings per diluted share figures are estimates pending the final accounting for the quarter ended March 31, 2011.

First Quarter Earnings Release and Conference Call
Micrel will provide its final financial results for the first quarter ended March 31, 2011 after the market closes on Thursday, April 21, 2011.  In addition, the Company will host a conference call that day at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Chief Executive Officer Raymond Zinn and Chief Financial Officer Ray Wallin will present an overview of the first quarter financial results, discuss current business conditions, provide guidance for the second quarter and then respond to questions.

The call is available, live, to any interested party, on a listen only basis, by dialing (866) 551-3680 and entering the participant code 1110964 followed by the # key.  For international callers, please dial (212) 401-6760 and enter the participant code 1110964 followed by the # key.  A live webcast will also be available at the ‘Investors’ section of Micrel’s website at: www.micrel.com.  An audio replay of the conference call will be available through April 28, 2011, by dialing (866) 551-4520 or (212) 401-6750 and entering the participant code 271741 followed by the # key.  The webcast replay will also be available on the Company’s website.

Micrel Updates First Quarter 2011 Outlook
April 11, 2011

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, customer demand and inventories, order lead times, backlog, turns-fill requirements, net income, earnings per share, gross margin, average selling prices, the effect of cost-control efforts, supply chain constraints, channel inventory levels and trends, capacity utilization, development of new products, design wins and customer order patterns, and the nature and extent of macro-economic and industry trends.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, wireless, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements and forecasts; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel’s operating cash flow, and economic and industry projections.  For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

 Micrel Updates First Quarter 2011 Outlook
April 11, 2011

About Micrel

Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: www.micrel.com.  For further information, contact Ray Wallin at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit the Micrel website at: www.micrel.com.